Exhibit 10.2

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT BIOGEN INC. TREATS AS PRIVATE OR CONFIDENTIAL.

June 9, 2017

Ginger Gregory
[***]

Dear Ginger,

I am pleased to extend you this offer of employment to join Biogen with the job title of EVP, Chief Human Resources Officer. This position will report to Michel Vounatsos, Chief Executive Officer. Please note that neither this letter nor any other materials constitute a contract of employment with Biogen. Your employment at Biogen is employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen also has the same right to terminate your employment at any time, with or without cause or notice. The specific terms of our offer are listed below; please take the time to review the offer, sign and return to me by June 12, 2017.

The position will be based at our Cambridge, MA facility.

Salary: This is a full-time, exempt position and your starting bi-weekly salary will be $19,230.77, which is equivalent to an annual salary of $500,000 and which will be paid in accordance with our standard payroll policies.

Annual Bonus Plan: You will be eligible to participate in the Biogen Annual Bonus Plan, with a target bonus opportunity of 70% of your annual base salary. Based upon your start date, your target bonus amount may be pro-rated. Eligibility details and other terms of the Plan are included in the current year's Plan document, which will be made available upon your employment with the Company.

Long-Term Incentive (LTl) Plan: You will be granted Restricted Stock Performance Units (RSU) in connection with the commencement of your employment. The approximate grant date value of your RSU award will be $250,000. The number of RSU shares granted to you will be calculated by dividing the approximate grant date value by the closing price of Biogen stock (NASDAQ) on the date of grant, with the resulting number of shares rounded to the nearest five shares. You will also be granted Market Stock Units (MSU) in connection with the commencement of your employment. The approximate grant date value of your MSU award will be $250,000. The number of MSU shares granted to you will be calculated by dividing the approximate grant date value by the closing price of Biogen stock (NASDAQ) and the MSU accounting valuation factor effective at the time of grant, with the resulting number of shares rounded to the nearest five shares. Your RSU and MSU awards will be granted on the first trading day of the month following your start date.

The actual terms of your RSU and MSU awards will be communicated to you following the grant date. Your grants will be awarded under the Biogen Inc. 2017 Omnibus Equity Plan (the "Plan")_You are considered a "designated employee," as defined in the Plan. The Plan and the Plan Prospectus will be available to you on Biogen's benefits website at https://biibhrconnect.force.com/benefits/Bioqenlogin. Please read these documents for information about your LTl grants.
Each year, typically in February, you will be eligible to receive an annual LTl award which will be based on the planning range in effect at the time of grant. Actual LTl award amounts and delivery vehicles will be determined solely by the Compensation and Management Development Committee of the Board of Directors (CMDC) and, with respect to award amounts, will be based upon performance, future contribution expectations and other considerations at the discretion of the CMDC.
Employee Benefits: Biogen offers a robust and highly competitive employee benefits program. As an employee, you will be able to choose from a menu of options through our flexible benefits program. These benefits include a 401(k} savings plan; group health care, including medical, dental, prescription drug and vision coverage; life, dependent life and disability insurance; as well as flexible spending accounts for eligible medical and dependent care expenses.

You are also entitled to up to 20 vacation days (160 hours) per year. Additional benefit offerings include an Employee Stock Purchase Plan (ESPP) and work/life benefits such as a concierge service and access to subsidized back-up dependent care. Please visit Biogen's benefits website at https://biibhrconnect.force.com/benefits/BiogenLogin. (user ID =[***], password= [***]) to familiarize yourself with Biogen's complete benefit plan offerings.

Additional Executive Benefits

Supplemental Savings Plan: You will be entitled to participate in Biogen's Supplemental Savings Plan (SSP). This plan has two features. The first allows you to make pre-tax deferrals of up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.). The second feature is a Company contribution of 6% of certain eligible compensation such as salary and annual bonus that is above the IRS maximum compensation limit of the 401(k) plan. You will be provided with SSP enrollment information upon your employment with the Company.
Life Insurance: You will be provided life insurance coverage equal to three limes your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverage over $50,000. This imputed income will be displayed on your pay stub.
Severance: You will be entitled to severance benefits in accordance with the Severance Plan for U.S. Executive Vice Presidents effective January 1, 2014 as such plan may be amended from time to time.
Tax & Financial Planning and Executive Physicals: You are eligible for annual reimbursement of expenses for qualified services such as federal and state income tax planning and/or preparation, financial and estate planning services, and the purchase of tax and/or financial planning tools.
Additionally, the Company will reimburse you for the expenses of an annual comprehensive physical exam when coordinated by the Executive Health Services team at Mass. General Hospital (MGH). The combined annual reimbursement you are eligible to receive is $7,500 per calendar year (January 1 - December 31), subject to the guidelines of the Tax & Financial Planning and Executive Physical Reimbursement Program. The details of these benefits are available upon your employment with the Company.
Stock Trading Plan: Upon employment with the Company, you will become subject to Biogen's Global Insider Trading Policy, a copy of which will be provided to you. The Biogen Global Insider Trading Policy sets forth guidelines designed to promote compliance with applicable federal and state securities laws that prohibit persons who are aware of material nonpublic information about the company from trading in securities of the company or providing material nonpublic information to other persons who may trade on the basis of that information Upon your employment, you will be assigned, based on your job, to a specific trading group that will determine your obligations and restrictions under the policy, and you will be required to complete training on the policy.

Share Ownership Requirement: A key objective of our long-term incentive plans is to ensure strong alignment between the interests of our senior executives and those of our stockholders. It is expected that through our annual long-term incentive grants, you will accumulate and retain Biogen shares in an amount equivalent to 3x salary through the first 5 years of employment.

You are required to satisfy the following contingencies prior to employment at Biogen.

•Pre-employment screening: Employment at Biogen is contingent upon your successful completion and passing of both a background check and drug screen. Biogen's background check includes verification of employment history, educational and professional licenses, degrees and/or credentials, a criminal records check, a Social Security Number search and verification of any other professional qualifications that your position responsibilities at Biogen may warrant. Completion of your online Application for Employment authorizes Biogen to conduct these background checks. If you have any questions about the background check, please contact HRConnect@biogen.com.

•Signed Employee Proprietary Information and Inventions and Non-compete Agreement ("PII Agreement"): Prior to and as a condition of employment with Biogen you will be required to sign Biogen's PII Agreement This is required to, among other things, protect Biogen's substantial investment in creating and maintaining its confidential and proprietary information, and to maintain goodwill with our customers, vendors and other business partners. You will receive an email shortly that contains a link to this agreement for your review and electronic signature.

•Authorization to Work in the United States: Please note that Biogen is an E-Verify employer. The Federal government requires you to provide proper identification verifying your eligibility to work in the United States.

If you will be working at one of our office locations: Please complete Section 1 of the Employment Eligibility Verification Form I-9, electronically as specified in your emails from Guardian. On your first day of employment, please bring original and unexpired documents and a scanned copy of your documents to complete the I-9 process. A list of acceptable documents can be found on the last page of the Form I-9 packet.

If you are a field employee: You will receive a separate email from HR Operations providing you with instructions to complete your 1-9 form. Please complete per instructions within 3 days of receipt.

Ginger, we are excited at the prospect of your joining Biogen. To confirm your acceptance of this offer of employment, please sign and return this letter by June 12, 2017 and keep the other copy for your records. Review and complete the enclosed New Employee Checklist with actions required in order to begin your acceptance process. We would anticipate your first day of employment to be on or prior to July 17,
2017. If you have any questions, please feel free to contact me.
Best Regards,

/s/ Susan H. Alexander
Susan H. Alexander

Executive Vice President, Corporate Services

By signing below, I accept this offer of employment and acknowledge the contingencies of employment
Described above, including the at-will nature of my employment.

/s/ Ginger Gregory                                    6/10/17